UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): August 1, 2007
SYNERGETICS USA, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-51602 (Commission File Number)	20-5715943 (I.R.S. Employer Identification No.)

3845 Corporate Centre Drive O’Fallon, Missouri (Address of principal executive offices)	63368 (Zip Code)
(636) 939-5100
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
     ☐      Written communications pursuant to Rule 425 under the Securities Act.
     ☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act.
     ☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act.
     ☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On August 1, 2007, Synergetics USA, Inc. (the “Company”) entered into an Employment Agreement (the “Agreement”) with Pamela G. Boone, the Company’s principal financial officer. The following is a summary description of the material terms of the Agreement.
     The Agreement provides that Ms. Boone will be employed in her existing capacity as Executive Vice President and Chief Financial Officer for an initial term of three years, unless sooner terminated by either party in accordance with the terms of the Agreement. Ms. Boone will receive an annual base salary of $232,000 during the first twelve months of the Agreement, subject to an upward adjustment thereafter in an amount to be determined by the Company’s Compensation Committee and approved by its Board of Directors. Ms. Boone is entitled to receive benefits, including healthcare, dental, life and disability insurance, consistent with those provided by the Company to its other executive officers from time to time, and will receive at least thirty vacation days annually, in addition to paid holidays and sick leave provided by the Company. The Compensation Committee will determine any annual bonus to which Ms. Boone may be entitled.
     The Agreement also provides that Ms. Boone may be terminated at any time for Cause (as defined in the Agreement), in which case she will receive her base salary and any benefits due and owing as of the date of termination. In the event Ms. Boone is terminated by the Company without Cause, she will continue to receive during the fifteen month period thereafter (the “Severance Period”) her annual base salary then in effect, payable in equal monthly installments, as well as continuing health care benefits. If Ms. Boone’s employment is terminated as a result of her death, the Company shall pay her legal representatives her base salary due through the end of the month in which her death occurred or in monthly installments through the end of the Severance Period, if her death occurs during such time. Upon termination of her employment due to a Disability (as defined in the Agreement), Ms. Boone shall continue to receive her base salary until the earlier of the expiration of any waiting period under the Company’s disability insurance policy or after her salary has been paid for twelve months. If Ms. Boone terminates her employment for Good Reason (as defined in the Agreement), she will receive her annual base salary then in effect, payable in monthly installments, as well as continuing health care benefits for the Severance Period. Ms. Boone may voluntarily terminate her employment at any time.
     Pursuant to the terms of the Agreement, if Ms. Boone’s employment is terminated for any reason, other than for Cause, within twelve months after a Change of Control (as defined in the Agreement), Ms. Boone shall receive her base salary as in effect at the time of her employment termination, payable in monthly installments, and health care benefits for the Severance Period.
     Under the non-competition terms of the Agreement, Ms. Boone shall not: (i) own, manage, operate, control, participate in or have any financial interest in any business within the United States that is in competition with any business of the Company until the later of July 31, 2009 or two years following termination of employment in the case of termination by the Company for Cause or by Ms. Boone without Good Reason, or for the remainder of the term of the Agreement in the case of termination by the Company for any reason other than Cause or by Ms. Boone with Good Reason; (ii) solicit or recruit any of the Company’s employees for the one year period following expiration or termination of the Agreement; and (iii) solicit the Company’s customers through the later of July 31, 2009 or two years following termination of employment in the case of termination by the Company for Cause or by Ms. Boone without Good Reason, or for the remainder of the term of the Agreement in the case of termination by the Company for any reason other than Cause or by Ms. Boone with Good Reason.

     A copy of the Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference. The foregoing summary of the terms and conditions of the Agreement is qualified in its entirety by reference to Exhibit 10.1.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.	Description of Exhibit
10.1	Employment Agreement by and between Synergetics USA, Inc. and Pamela G. Boone, dated August 1, 2007.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: August 6, 2007

SYNERGETICS USA, INC. (Registrant)
By:	/s/ Gregg D. Scheller
Name:	Gregg D. Scheller
Title:	President and Chief Executive Officer